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                                                                  Exhibit 99i.2


                          GLADSTONE CAPITAL CORPORATION
                 AMENDED AND RESTATED 2001 EQUITY INCENTIVE PLAN

                             STOCK OPTION AGREEMENT
              (INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

         Pursuant to your Stock Option Grant Notice ("Grant Notice") and this Stock Option Agreement, Gladstone Capital Corporation (the "Company") has granted you an option under its Amended and Restated 2001 Equity Incentive Plan (the "Plan") to purchase the number of shares of the Company's capital stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

         The details of your option are as follows:

         1. VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

         2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of capital stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

         3. CONVERSION OF OPTION AND RIGHTS UPON CONVERSION. In the sole discretion of the Board, your option for shares of Common Stock shall convert to an option for shares of Preferred Stock on the following basis:

                  (a) your option for shares of Common Stock shall be convertible by the Company to an option for an equal number of shares of Preferred Stock;

                  (b) the exercise price per share for the Preferred Stock shall be the same exercise price as referenced in your Grant Notice for the Common Stock;

                  (c) your option for shares of Preferred Stock shall vest in equal annual increments over four years, with the vesting occurring on each yearly anniversary of the initial Date of Grant of the option (such that service prior to the conversion shall be credited);

                  (d) upon liquidation or dissolution of the Company or a Change in Control, after the payment of all the Company's debts and obligations, you shall receive a distribution of fifteen dollars ($15) per share for each share of Preferred Stock that you hold at that time as a result of the exercise of this option, and subject to adjustment by the Company in its discretion upon the occurrence of any event with respect to the Company capital stock without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), before the holders of Common Stock receive any of the liquidation proceeds;

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                  (e) upon the payment of dividends, if any, the holders of
Preferred Stock shall receive a dividend equal to ninety percent (90%) of the dividend received by the holders of Common Stock;

                  (f) neither the option for shares of Preferred Stock nor the Preferred Stock is registered with the Securities and Exchange Commission;

                  (g) your option for shares of Preferred Stock and the Preferred Stock are subject to the rules and restrictions of the Securities Act, Exchange Act, and Investment Company Act, and are transferable only by gift, will or intestacy;

                  (h) the Preferred Stock acquired upon exercise of the option must be converted to Common Stock on or before the ten year anniversary of the Date of Grant of your option, with a conversion ratio of one share of Preferred Stock for one share of Common Stock;

                  (i) the Preferred Stock and Common Stock will have one-for-one voting rights (one vote for each share);

                  (j) the Company may repurchase any shares of the Preferred Stock which are acquired under the option, at any time, at the greater of the Fair Market Value per share for the Preferred Stock or the liquidation preference value as described in subsection 3(e) above; and

                  (k) the Preferred Stock may be purchased by you with a promissory note pursuant to the terms described in Section 5(c) below.

                  To the extent your option is an Incentive Stock Option for purposes of Section 422 of the Code prior to its conversion under this Section 3, the Company does not warranty or guarantee, in any way, the option's continued status as an incentive stock option following the conversion.

         4. EXERCISE PRIOR TO VESTING ("EARLY EXERCISE"). If permitted in your Grant Notice (i.e., the "Exercise Schedule" indicates that "Early Exercise" of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; PROVIDED, HOWEVER, that:

                  (a) a partial exercise of your option shall be deemed to cover first vested shares of capital stock and then the earliest vesting installment of unvested shares of capital stock;

                  (b) any shares of capital stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company's form of Early Exercise Stock Purchase Agreement;

                  (c) you shall enter into the Company's form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

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                  (d) if your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of capital stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

         5. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner PERMITTED BY YOUR GRANT NOTICE, which may include one or more of the following:

                  (a) In the Company's sole discretion at the time your option is exercised and provided that at the time of exercise the capital stock is publicly traded and quoted regularly in THE WALL STREET JOURNAL, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of capital stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

                  (b) Provided that at the time of exercise the capital stock is publicly traded and quoted regularly in THE WALL STREET JOURNAL, by delivery of already-owned shares of capital stock either that you have held for the period required to avoid a charge to the Company's reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. "Delivery" for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of capital stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of capital stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

                  (c) Pursuant to the following deferred payment alternative:

                           (i) The loan shall be in the amount equal to the
aggregate exercise price for the stock, plus the amount of income tax due on the difference between the exercise price and Fair Market Value of the stock, if any;

                           (ii) The loan has a term of not more than ten (10)
years;

                           (iii) The loan becomes due sixty (60) days after the
termination of the Participant's employment or service;

                           (iv) The loan bears interest at a commercially
reasonable market rate of interest as determined by the Board of Directors of the Company;

                           (v) The loan is at all times fully collateralized;


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                           (vi) In the case of a loan to any Officer or Employee
of the Company (including any Officer or Employee who is also a Director of the Company), the loan is approved by the "required majority" of Directors, meaning both a majority of the Company's Directors who have no financial interest in such transaction, plan, or arrangement and a majority of such Directors who are not interested persons (as defined in the Investment Company Act) in the Company, on the basis that the loan is in the best interests of the Company and its stockholders,

                           (vii) In the case of a loan to any Director of the
Company who is not also an Officer or Employee of the Company, the loan is approved by order of the Securities and Exchange Commission, upon application, on the basis that the terms of the loan are fair and reasonable and do not involve overreaching of the Company or its stockholders; and

                           (viii) In order to elect the deferred payment
alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a pledge agreement covering the purchased shares of capital stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.

         6. WHOLE SHARES. You may exercise your option only for whole shares of capital stock.

         7. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of capital stock issuable upon such exercise are then registered under the Securities Act or, if such shares of capital stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

         8. TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the EARLIEST of the following:

                  (a) three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in Section 6, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

                  (b) twelve (12) months after the termination of your Continuous Service due to your Disability;

                  (c) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

                  (d) the Expiration Date indicated in your Grant Notice; or

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                  (e) the day before the tenth (10th) anniversary of the Date of
Grant.

         If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option's exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

         9. EXERCISE.

                  (a) You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

                  (b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of capital stock are subject at the time of exercise, or (3) the disposition of shares of capital stock acquired upon such exercise.

                  (c) If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen
(15) days after the date of any disposition of any of the shares of the capital stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of capital stock are transferred upon exercise of your option.

         10. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

         11. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or consultant for the Company or an Affiliate.


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         12. WITHHOLDING OBLIGATIONS.

                  (a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

                  (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of capital stock otherwise issuable to you upon the exercise of your option a number of whole shares of capital stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of capital stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of capital stock shall be withheld solely from fully vested shares of capital stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

                  (c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of capital stock or release such shares of capital stock from any escrow provided for herein.

         13. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

         14. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.


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